UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2007
ALTRIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-8940 (Commission File Number)	13-3260245 (I.R.S. Employer Identification No.)

120 Park Avenue, New York, New York (Address of principal executive offices)		10017-5592 (Zip Code)
Registrant’s telephone number, including area code:              (917) 663-4000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
On June 26, 2007, Altria Group, Inc. announced plans by its tobacco subsidiaries to optimize worldwide cigarette production by moving U.S.-based cigarette production for non-U.S. markets to Philip Morris International (PMI) facilities in Europe. Due to declining U.S. cigarette volume, as well as PMI’s decision to re-source its production, Philip Morris USA (PM USA) will close its Cabarrus, NC manufacturing facility and consolidate manufacturing for the U.S. market at its Richmond, VA manufacturing center.
The program is expected to generate pre-tax cost savings beginning in 2008, with total estimated annual cost savings of approximately $335 million by 2011, of which $179 million will be realized by PMI and $156 million will be realized by PM USA. Cumulative total expenses of the program, all of which will be taken by PM USA, are estimated at approximately $670 million, comprising accelerated depreciation of $143 million, employee separation cost of $353 million and other charges, primarily related to the relocation of employees and equipment, of $174 million. Approximately $440 million, or 66% of the total charges, will result in cash expenditures. In addition, the program will entail capital expenditures of approximately $230 million at PM USA and $50 million at PMI.
Altria Group, Inc. expects PM USA to record an initial charge for the program of approximately $325 million, or $0.10 per Altria share, in the second quarter of 2007, related primarily to employee separation programs.
Altria’s press release regarding the program is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
     99.1 Altria Group, Inc. Press Release dated June 26, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.
By:	/s/ JOSEPH A. TIESI
	Name:	Joseph A. Tiesi
	Title:	Vice President and Controller

DATE: June 26, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Altria Group, Inc. Press Release dated June 26, 2007.